Exhibit 23.7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 7, 2013, with respect to the Historical Summary of the Fortress Portfolio which comprises the statement of revenues and certain expenses for the year ended December 31, 2012 included in the October 7, 2013 Current Report of VEREIT, Inc. on Form 8-K, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Phoenix, Arizona

May 6, 2016